Exhibit 99.1

KOIL Energy Reports First Quarter 2026 Results

May 15, 2026

HOUSTON, May 15, 2026 (GLOBE NEWSWIRE) -- KOIL Energy Solutions, Inc. (OTCQB: KLNG), a specialist in deepwater energy production and distribution equipment and services, today announced its first quarter 2026 results.

"I’m extremely proud of the KOIL team delivering another record revenue quarter. In the first quarter, we achieved revenue of $8.2 million, representing a 56% year-over-year increase," said Erik Wiik, President and Chief Executive Officer of KOIL Energy. " This was driven by a winning sales team and an outstanding operations crew."

For the three months ending March 31, 2026, KOIL Energy generated revenues of $8.2 million, 56% higher than the first quarter of 2025 and 13% higher sequentially. Growth was driven by a significant increase in fixed-price contract activity, along with incremental contributions from service projects.

Gross profit for the quarter totaled $2.6 million, or 32% of revenues, compared to $1.7 million, or 31% of revenues, during the first quarter of 2025.

Selling, general, and administrative expenses during the quarter equaled $2.3 million, up $611,000 from the prior year, mainly due to increased headcount. A more meaningful comparison is quarter-over-quarter, which showed an increase of $230,000. The sequential increase was primarily driven by charges related to the year-end audit and marketing costs. Neither of these costs will recur in the remaining quarters of this year. Adjusted EBITDA was 7% of revenue, or a gain of $572,000.

During this quarter, KOIL won a significant manufacturing contract with an international offshore installation company. The scope of work included the modification of a large offshore carousel. The Company was also awarded a contract to supply a subsea distribution system for a deepwater project in the Gulf of America, which marks meaningful progress toward our objective of becoming an integrated system supplier. In addition, KOIL secured a significant contract to perform load-out, transit, and installation monitoring services offshore West Africa. Finally, a high volume of smaller contracts contributed meaningfully to the quarter’s strong results.

The Company believes its growth trajectory is sustainable. Revenue from new clients added to the portfolio last year, representing 10% of 2025 annual revenue, contributed about 25% of revenue in the first quarter of 2026.

The global subsea market remains highly attractive, with growth in greenfield developments complemented by even faster expansion in subsea tie-back projects, creating a compelling near-term global opportunity. Subsea tie-backs represent the core area of KOIL Energy’s expertise.

More than 100 investors attended last week’s investor days, either in person or via webcast, to review “KOIL 2030,” a bold strategic roadmap focused on three pillars: 1) systems solution, 2) Brazilian expansion, and 3) rental equipment.

Shareholders can find a more detailed overview of the Company’s strategy by visiting the investor relations section of KOIL’s website, which includes the presentation deck, webcast replay, and a virtual tour of the Company’s state-of-the-art Houston facility.

KOIL will host an investor conference call to discuss its first quarter of 2026 results on Friday, May 15, 2026, at 10:00 am Eastern Time. Interested parties may listen to the call through a webcast link or by dialing in. (See below for details.)

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PARTICIPANT WEBCAST LINK:

https://edge.media-server.com/mmc/p/hcndufov

PARTICIPANT DIALS:
PARTICIPANT DIAL IN (TOLL FREE) 1-833-630-1956
PARTICIPANT INTERNATIONAL DIAL IN 1-412-317-1837

The earnings release and a replay of the conference call will also be available on the Company's website, www.koilenergy.com, under the "Investors" section.

About KOIL (www.koilenergy.com

KOIL Energy is a leading energy services company offering subsea equipment and support services to the world's energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, KOIL Energy's experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations Contact:

ir@koilenergy.com

281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended March 31,
(In thousands, except per share amounts)	2026	2025
Revenues	$8,174	$5,250
Cost of sales	5,563	3,598
Selling, general and administrative	2,338	1,727
Operating (loss) income	273	(75)
Other income (expense), net	(3)	54
(Loss) income before income tax expense	270	(21)
Provision for income tax	(29)	(8)
Net income (loss)	$241	$(29)
Net income (loss) per share, basic	$0.02	$(0.00)
Weighted-average shares outstanding, basic	12,197	12,088

Comparative Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In thousands)	2026	2025
Assets:
Cash	$1,185	$1,535
Other current assets	10,682	8,410
PP&E, net	3,606	3,642
Other non-current assets	6,128	6,227
Total assets	$21,601	$19,814

Liabilities:
Current liabilities	$6,750	$5,140
Other long-term liabilities	5,495	5,711
Total liabilities	12,245	10,851
Stockholders' equity	9,356	8,963
Total liabilities and stockholders' equity	$21,601	$19,814

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Adjusted EBITDA

	Three Months Ended March 31,
(In thousands)	2026	2025
Net income (loss)	$241	$(29)
Deduct: Interest income, net	(6)	(13)
Add: Income tax expense	29	8
Add: Depreciation and amortization	178	146
Add: Share-based compensation	131	70
Deduct: Gain on sale of asset	(1)	(1)
Add: Restructuring costs	–	158
Adjusted EBITDA	$572	$339

Cash Flow Data

	Three Months Ended March 31,
(In thousands)	2026	2025
Cash provided by (used in):
Operating activities	$414	$(766)
Investing activities	(216)	(463)
Financing activities	(535)	–
Effect of exchange rate changes on cash and cash equivalents	(13)	–
Change in cash	$(350)	$(1,229)

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